Exhibit 21

SUBSIDIARIES OF THE COMPANY

State or other jurisdiction of
Name of Subsidiary	incorporation or organization

PictureTel Securities Corporation	Massachusetts

PictureTel International Corporation	Delaware

PictureTel Technology Corporation	Delaware

PictureTel Service Corporation	Delaware

PicTel Videoconferencing Systems Corporation	Delaware

PictureTel Australia Pty. Ltd.	Australia

PictureTel International Ltda.	Brazil

PictureTel International BV (Netherlands)	Netherlands

PictureTel GmbH	Germany

PictureTel Italy S.r.l	Italy

PictureTel Company, Ltd.	Japan

PictureTel Mexico S.A. de C.V.	Mexico

PictureTel Service Ltd. Pte	Singapore

PictureTel Scandinavia AB	Sweden

PictureTel (Schweiz) AG	Switzerland

PictureTel UK Limited	United Kingdom

PictureTel FSC, Ltd.	United States Virgin Islands

PictureTel Venezuela SA	Venezuela

MultiLink Europe Ltd.	United Kingdom

MultiLink UK Limited	United Kingdom

PictureTel Audio Holdings, Inc.	Delaware

Starlight Networks, Inc.	California

1414c, Inc.	Delaware

      All the subsidiaries are wholly owned (except for directors’ qualifying shares in certain countries), either directly or indirectly, by the company and may do business under their own name as well as the name PictureTel Corporation.